Exhibit 15.2

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 20-F

☐ Registration Statement Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

OR

☒ Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended December 31, 2005

OR

☐ Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

OR

☐ Shell Company Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number: 1-14522

OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"

(Exact name of registrant as specified in its charter)

Russian Federation
(Jurisdiction of incorporation or organization)

10 Ulitsa 8 Marta, Building 14, Moscow, Russian Federation 127083
(Address of principal executive offices)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
American Depositary Shares, or ADSs, each representing one-quarter of one share of common stock	New York Stock Exchange
Common stock, 0.005 rubles nominal value	New York Stock Exchange*

* Listed, not for trading or quotation purposes, but only in connection with the registration of ADSs pursuant to the requirements of the Securities and Exchange Commission.

Securities registered or to be registered pursuant to Section 12(b) of the Act:

None

Securities registered or to be registered pursuant to Section 12(g) of the Act:

None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:

None

Indicate the number of outstanding shares of each of the issuer's classes of capital or common stock as of the close of the period covered by the annual report:

51,281,022 shares of common stock, 0.005 rubles nominal value.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes ☒ No ☐

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒ Accelerated filer ☐ Non-accelerated filer ☐

Indicate by check mark which financial statement item the registrant has elected to follow.

Item 17 ☐ Item 18 ☒

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐ No ☒

Rusten, Johansen & Torgersen
comments of 16/05/06

2

resources that it derives from Alfa Group’s current telecommunications investment policy. Additionally, a shift in Alfa Group’s focus in favor of MegaFon may hinder our activities and operations and may prevent our further expansion.

Telenor and/or Alfa Group may have different strategies in pursuing regional development in Russia, the CIS or other regions than we do, and they may have different strategies from one another. We cannot assure you that we, Telenor and Alfa Group may not wish to pursue different strategies, including in countries where one or both of our strategic shareholders have a presence.

For instance, Telenor Mobile Communications AS, which is a sister company of Telenor East Invest AS, and Storm LLC, a member of the Alfa Group of companies, reportedly own 56.5% and 43.5%, respectively, of Kyivstar, a wireless telecommunications operator in Ukraine. When our company pursued expansion into Ukraine through the acquisition of URS our board failed to approve such expansion or acquisition by the requisite approval of eight out of nine members of the board on several occasions. The three Telenor nominated directors on our board who are also officers of Telenor or its affiliates, referred to herein as the Telenor Nominees, voted against the approval of the proposed acquisition on each occasion, whereas the three Alfa Group nominees on our board who are also officers or directors of Alfa Group entities, referred to herein as the Alfa Group Nominees, voted in favor of the proposed acquisition on each occasion. The acquisition was ultimately approved as an interested party transaction by our shareholders at the extraordinary general shareholders meeting held on September 14, 2005, which we refer to in this Annual Report on Form 20-F as the September 2005 EGM.

Russian law permits shareholders to convene extraordinary general shareholders meetings, or EGMs, under certain circumstances, including if the board of directors of a joint stock company fails to address within five business days a request to convene an EGM by a shareholder holding more than 10.0% of the Company’s shares. We believe the URS acquisition qualified as an interested party transaction because one of the Alfa Group Nominees, Pavel Kulikov, also served on the board of one of the sellers of URS. After our board failed to convene an EGM upon a request by Eco Telecom Limited (on behalf of BNY Clearing International Nominees), Eco Telecom Limited attempted to convene an EGM in August 2005. This EGM did not take place because it did not have a quorum, in part due to the fact that Eco Telecom Limited did not attend the EGM. Eco Telecom Limited subsequently rescheduled the EGM for September 2005. The aborted EGM in August and the September 2005 EGM involved a proxy contest between Telenor and Alfa Group. Telenor publicly stated that it was not in favor of the URS acquisition while Alfa Group publicly stated that is was in favor of the URS acquisition. Subsequent to the September 2005 EGM, although not required, our board affirmed as legally valid the decision of the September 2005 EGM by a simple majority but failed to approve by a simple majority a proposed resolution specifically instructing management to enter into the URS acquisition and a proposed resolution instructing management not to enter into the URS acquisition without the approval of eight out of nine members of the board.

Following the September 2005 EGM and prior to the consummation of the URS acquisition, our general director notified Telenor of the Company’s plans to acquire URS pursuant to the decision of the September 2005 EGM and suggested that Telenor seek an injunction or take other appropriate legal action to prevent the consummation of the acquisition prior to its actual consummation if it believed that the URS transaction was not validly authorized. However, Telenor brought a claim against our company only following the consummation of the acquisition of URS. In late January 2006, Telenor filed lawsuits in Russia that, among other things, challenge the validity of the September 2005 EGM, the adequacy of corporate approvals for the URS acquisition and the decision to complete the URS acquisition, and seek to unwind the URS acquisition. For more information regarding the Telenor challenges to the URS acquisition and the risks associated therewith, please see the risk factor below entitled “—Our acquisition of URS is being challenged by Telenor and may be challenged by other parties” and the section of this Annual Report on Form 20-F entitled “Item 4—Information on the Company—Legal Proceedings.”

To date, the Telenor Nominees continue to question the legality of the URS acquisition and have disagreed with us as to the requisite number of votes of our board members needed to approve certain funding of and other transactions by URS. Furthermore, our board has been unable to approve a 2006 budget for the Company primarily due to the continuing disagreement regarding the budget for URS. Under our charter, approval of the budget requires the approval of eight out of nine of our directors. The Telenor Nominees have indicated in correspondence to the Company and during the relevant board meetings that they would not approve the consolidated budget presented by management because they are opposed to the proposed budget for Ukraine. They have proposed, instead, splitting the budget among the various countries in which we operate and approving the budgets for all except Ukraine, so that operations in the rest of the countries in which we operate are not affected if the 2006 budget is not approved due to issues relating to Ukraine. The Alfa Group Nominees have opposed this proposal at these board meetings and have maintained, instead, that the board should approve a consolidated budget for the entire VimpelCom group. One of our three directors who is not affiliated with either Alfa Group or Telenor has voted in favor of separate budgets for each country in which we operate, including Ukraine, as well as in favor of the consolidated budget for the entire VimpelCom group. Another of our three directors who is not affiliated with either Alfa Group or Telenor has abstained from voting on the separate budgets and has voted in favor of the consolidated budget and the remaining director who is not affiliated with either Alfa Group or Telenor has been absent from each board meeting at which the budget votes were taken. Until a budget is approved by the board, our company’s management will continue to operate VimpelCom and its subsidiaries without an approved budget for 2006 and there can be no assurance that our shareholders (including Telenor) or other parties will not challenge the actions of management with respect to the operations of our company and/or any of its subsidiaries, including any transactions, during the period when there is no board-approved budget.

Although our board has approved an overall strategy for expansion into the CIS, each acquisition is subject to review on a case-by-case basis by our board, and there can be no assurance that our board will approve other acquisitions in Russia, the CIS or other regions. The Telenor Nominees and the Alfa Group Nominees have the ability to block such decisions to the extent board approval is required for the acquisition. Even if such acquisitions are approved by our board, if shareholder approval is required for the acquisition, either or both of our strategic shareholders may vote against such approval at the relevant shareholders meeting.

In addition to their disagreements relating to our acquisition, operation and funding of URS, according to public reports, Telenor and Alfa Group have been involved in various disputes and litigations regarding their ownership and control over Kyivstar. If and to the extent that our strategic shareholders have different expansion strategies, as is apparently the case in Ukraine, it could lead to a further deterioration in their relationship which could have a material adverse effect on our business and prospects. For instance, on February 20, 2006, Standard & Poor’s Governance Services placed VimpelCom’s corporate governance score on Governance Watch with negative implications, citing the ongoing disagreements between Telenor and Alfa Group that lead to the board’s failure to approve our 2006 budget and its concern about the board’s ability to reach consensus on other issues and provide effective management oversight.

Our acquisition of URS is being challenged by Telenor and may be challenged by other parties.

Both before and after our acquisition of URS, Telenor and the Telenor Nominees have consistently objected to the acquisition. Among other things, prior to the September 2005 EGM, Telenor in correspondence to the Company raised certain issues related to the proposed acquisition, among these, that the purchase price for the proposed acquisition of URS was inflated and that there was a lack of transparency related to Eco Telecom Limited’s role in the negotiations with sellers of URS. In addition, prior to the closing of the URS acquisition, Telenor further stated in correspondence to the Company that the September 2005 EGM was not validly convened and that our chief executive officer had no authority to complete the acquisition. Telenor also asserted that the acquisition of URS required the prior approval by not less than 80.0% of the board, that our company’s management should not attempt to complete the acquisition prior to receipt of such board approval and that it would use all rights, powers, privileges and remedies to protect and defend itself in relation to the September 2005 EGM and the proposed acquisition of URS. In December 2005, following the URS acquisition, Telenor publicly disclosed a letter that had been sent by the Telenor Nominees to our board chairman on December 12, 2005. In this letter, the Telenor Nominees questioned, among other things, (i) the legality of our management’s decision to complete the URS acquisition, (ii) the legality of the URS acquisition, and (iii) the adequacy of VimpelCom’s disclosure about the URS transaction and VimpelCom’s plans for URS. In late January 2006, Telenor filed three lawsuits in Moscow that, among other things, challenge the validity of the September 2005 EGM and seek to unwind the acquisition of URS. For more information about our company’s acquisition of URS and the litigation with Telenor, please see the preceding risk factor and the sections of this Annual Report on Form 20-F entitled “Item 5—Operating and Financial Review and Prospects—Mergers and Recently Completed Acquisitions” and “Item 4—Information on the Company—Legal Proceedings.”

We believe that the September 2005 EGM was properly convened and the acquisition of URS was properly consummated in accordance with the September 2005 EGM approval, applicable law and our charter, However, the provisions of Russian law and our charter applicable to the convocation of the September 2005 EGM, the effectiveness of the decision of the September 2005 EGM and our implementation of that decision are subject to possible different interpretations and a Russian court could disagree with our interpretation. There can be no assurance that we will prevail at any stage of the litigation relating to these lawsuits or that other claims by Telenor or other third parties regarding our acquisition, operation or funding of URS, challenging our ownership interest in URS or other matters will not be made. It is also possible that third parties may seek monetary damages from us or challenge our ownership interest in URS in connection with their claims against the parties that sold URS to our company. There can also be no assurance that our litigation with Telenor or any future claims by Telenor or third parties will not result in the unwinding of the URS acquisition, deprive us of a portion of our ownership interest in URS, or limit or prohibit our operation or funding of URS or result in our having to pay monetary damages. Furthermore, our company may not be able to recover the purchase price that it paid to the sellers of URS, any portion of the funds that our company invested in URS during the period prior to the unwinding of the URS acquisition or any other monetary losses that our company will have incurred in connection with our ownership of URS. In the event that decisions unfavorable to us in any of the lawsuits filed by Telenor to date or any lawsuits that Telenor or other parties may file in the future become binding, it could have a material adverse effect on our company, its business, its expansion strategy and its financial results, including an event of default under our outstanding indebtedness.

The Telenor Nominees have alleged possible conflicts of interest arising from possible business relationships between the Alfa Group Nominees and the sellers of URS, and have alleged that our disclosure with respect to the URS acquisition has been inadequate.

On the evening of April 6, 2006 (the night before our April 7th, 2006 board meeting), the Telenor Nominees sent a letter to the chairman of our board. Telenor also filed this letter as an attachment to its Schedule 13D/A filed with the SEC on April 6, 2006. We refer you to Exhibit 15.1 to this Annual Report on Form 20-F where we have attached the full content of the letter.

In this letter, the Telenor Nominees repeated their prior request that an independent investigation be undertaken to investigate and report to the board concerning any conflicts of interest arising from possible business relationships between the Alfa Group Nominees and the sellers of URS. In this letter, the Telenor Nominees presented certain information that they maintain confirms their belief that such investigation is absolutely essential. At the suggestion of one of the Telenor Nominees following our April 7, 2006 board meeting outside counsel for Telenor was contacted to provide our company with any information that outside counsel or its clients have that would explain, support or would be responsive to certain questions and ambiguities raised by the April 6, 2006 letter. In general, outside counsel for Telenor indicated that it would be unable to provide any new information because it believed that it would be inappropriate to do so in light of the pending proceedings between Telenor and the Company and Telenor and Alfa Group as well as for reasons of attorney/client privilege. Alfa Group has previously publicly denied any financial interest in the sellers of URS, and following the statements made by the Telenor Nominees in their April 6, 2006 letter, we requested and received from the Alfa Group Nominees letters confirming that neither they nor to the best of their knowledge and belief after reasonable inquiry any of their related parties or any member of the Alfa Group of companies had any financial interest in the URS sellers or the URS transaction. However, if it is proven that any Alfa Group Nominees or any other member of the Alfa Group or their affiliates had an undisclosed interest in the URS acquisition, it could harm our company’s reputation, lead to further deterioration of the relationship between our two strategic shareholders, result in further shareholder or third party lawsuits and/or in certain situations, call into question the adequacy of our corporate approvals, including in connection with the URS acquisition.

Furthermore, in the April 6, 2006 letter, the Telenor Nominees repeated their prior claims that our disclosure with respect to the URS acquisition was inadequate and their request that we make public various information and documentation previously requested by the Telenor Nominees in their December 12, 2005 letter to the chairman of our board. Telenor attached a copy of this letter to its Schedule 13D/A that it filed with the SEC on December 12, 2005. At the December 14, 2005 meeting of our board, our chief executive officer replied orally to the questions posed by the Telenor Nominees in their December 12, 2005 letter. Among other things, our chief executive officer stated the Company believed that the URS acquisition (including the price paid) was consummated in accordance with the September 2005 EGM approval, applicable law and our charter; stated that management conducted standard legal and accounting due diligence in connection with the URS acquisition and was not aware that any entity connected with the Alfa Group received any proceeds from the acquisition; and stated that the Company paid customary fees for its investment banking, legal and accounting advisors in connection with the URS acquisition. In addition, the Telenor Nominees have been informed by the chairman of our board that all directors, including them, have access to all information on the URS transaction in our possession subject to the execution of a Confidentiality letter consistent with directors’ duty of confidentiality. The Telenor Nominees stated in their April 6, 2006 letter that they were not prepared to approve VimpelCom’s current draft Form 20-F or VimpelCom’s 2005 financial statements unless their requested disclosures were made and unless VimpelCom’s audit commission report was amended to address the financial details of the URS acquisition. At the April 7, 2006 meeting of our board, the Telenor Nominees Voted against approval of our 2005 U.S. GAAP financial statements, although the 2005 U.S. GAAP financial statements were approved by the requisite majority of our board. In addition, the board decided to postpone its consideration of the Form 20-F and voted to approve. Although we maintain that our prior disclosures regarding the URS acquisition have been made in compliance with our relevant disclosure obligations to our board and shareholders, there can be no assurance that the adequacy of our disclosure regarding the URS acquisition will not be successfully challenged by our current or former shareholders or government regulators. For more information about our company’s acquisition of URS, please see the section of this Annual Report on Form 20-F entitled “Item 5—Operating and Financial Review and Prospects—Mergers and Recently Completed Acquisitions.” Further developments in respect of any or all of the matters discussed in the preceding risk factors may ultimately have a material adverse effect on our company, its prospects, its expansion strategy and reputation and result in a default under our existing indebtedness.

A disposition by one or both of our strategic shareholders of their respective stakes in our company could materially harm our business.

Under certain of our debt agreements, an event of default may be deemed to have occurred and/or we may be required to make a prepayment if Telenor disposes of its stake in our company or Alfa Group or a third party takes a controlling position in our company. The occurrence of any such event of default or failure to make any required prepayment which leads to an event of default, could trigger cross default/cross acceleration provisions under certain of our other debt agreements, including our loans from UBS (Luxembourg) S.A. (funded by the issuance of loan participation notes by UBS (Luxembourg) S.A.). In such event, our obligations under one or more of these agreements could become immediately due and payable, which would have a material adverse effect on our business and our shareholders’ equity. On May 3, 2005, Alfa Group disclosed that it has pledged 5,120,000 of our common shares to an affiliate of Deutsche Bank AG, as security for US$350.0 million of bonds issued by Eco Telecom Limited, and deposited 7,443,782 of our common shares and 6,426,600 of our preferred shares with The Bank of New York, as escrow agent. If Telenor or Alfa Group were to dispose of their stakes in VimpelCom, or if Alfa Group’s shares in VimpelCom subject to such pledge and/or escrow arrangement were to be disposed of, our company may be deprived of the benefits and resources that it derives from Telenor and Alfa Group, respectively, which could harm our business. Please see the risk factor entitled “—If we invest in or acquire other companies, particularly outside of Russia, we may face certain risks inherent in such transactions.”

Five out of our seven super-regional GSM licenses in Russia, including our GSM license for the Moscow license area, will expire in 2008 and any failure on our part to extend existing licenses or procure new licenses to replace our existing licenses may have a material adverse effect on our business and results of operations.

Five out of our seven GSM licenses in Russia, including our GSM license for the Moscow license area, expire on April 28, 2008. In addition, our GSM license for the Kaliningrad region will expire in August 2006. We can give you no assurance that these licenses will be renewed upon expiration. For example, the new law “On Communications,” or the New Law, which became effective on January 1, 2004, states that an application to renew a license may be rejected if, among other things, there are any uncured violations on the date of the renewal application, and we cannot assure you that we will not have any uncured violations when we apply for license renewals. Governmental officials have broad discretion in deciding whether to renew a license, and may not renew our licenses after expiration. Furthermore, if our licenses are renewed, they may contain different terms or additional obligations, including payment obligations, or may cover reduced service areas or a reduced scope of service. If our GSM license for the Moscow license area or our other super-regional licenses in Russia that expire in 2008 are not renewed, our business could be materially adversely affected. Because our licenses are integral to our operations, our inability to extend our existing licenses or obtain a new license on substantially the same terms may have a material adverse effect on our financial condition.

We could be subject to claims by the Russian tax inspectorate that could materially adversely affect our business.

On November 26, 2004, VimpelCom received an act from the Russian tax inspectorate with preliminary conclusions following a review of VimpelCom’s 2001 tax filing. The preliminary act stated that VimpelCom owed 2.5 billion Russian rubles (or approximately US$91.0 million at the exchange rate as of December 31, 2004) in taxes plus 1.9 billion Russian rubles (or approximately US$68.0 million) in fines and penalties in addition to amounts that VimpelCom previously paid in 2001 for taxes. Following objections filed by our company, VimpelCom received a final decision from the tax inspectorate stating that the total amount of additional taxes to be paid by VimpelCom for the 2001 tax year had been reduced to 284.9 million Russian rubles (or approximately US$10.3 million at the exchange rate as of December 31, 2004) in taxes plus 205.0 million Russian rubles (or approximately US$7.4 million at the exchange rate as of December 31, 2004) in fines and penalties. The 88.9% reduction in the final decision by the tax inspectorate primarily related to the acceptance by the tax inspectorate of VimpelCom’s objection regarding the tax inspector’s claim concerning the deductibility of expenses incurred by VimpelCom in connection with the agency relationship between VimpelCom and its wholly owned subsidiary, KB Impuls, and the withdrawal of the related claim. A significant portion of the final tax decision (excluding fines and penalties) concerns deductions for certain value added taxes that the authorities determined were taken in the wrong period.

On December 28, 2004, VimpelCom received an act from the Russian tax inspectorate with preliminary conclusions from a review of VimpelCom’s 2002 tax filing. The act stated that VimpelCom owed an additional 408.5 million Russian rubles (or approximately US$14.7 million at the exchange rate as of December 31, 2004) in taxes plus 172.1 million Russian rubles (or approximately US$6.2 million at the exchange rate as of December 31, 2004) in fines and penalties. The act with preliminary conclusions for 2002 did not contain any claims concerning the deductibility of expenses incurred by VimpelCom in connection with the agency relationship between VimpelCom and KB Impuls. We filed our objections to the act containing preliminary conclusions and on February 15, 2005, we received a final decision from the tax inspectorate stating that the total amount of additional taxes to be paid by VimpelCom for the 2002 tax year had been reduced to 344.9 million Russian rubles (or approximately US$12.0 million at the exchange rate as of December 31, 2005) in taxes plus 129.1 million Russian rubles (or approximately US$4.5 million at the exchange rate as of December 31, 2005) in fines and penalties. A significant portion of the final tax decision for 2002 (excluding fines and penalties) concerns deductions for certain value added taxes that the authorities determined were taken in the wrong period.

In accordance with the final decisions for 2001 and 2002, during the fourth quarter of 2004, we recorded US$12.0 million, US$5.1 million and US$2.4 million in additional fines and penalties, various taxes and additional income tax, respectively, and US$15.2 million of value added taxes payable, which could be further offset with input value added taxes. Although we do not agree with the final decisions for 2001 or 2002 by the tax inspectorate, we paid the taxes for 2001 and 2002. Notwithstanding such payments, on March 30, 2005, we filed a court claim to dispute the decision of the tax authorities with respect to the 2002 tax audit. On July 6, 2005, the court invalidated the portion of the tax inspectorate’s final decision that related to the tax claim in respect of the 2002 tax audit, in the amount of 603.4 million Russian rubles (US$21.0 million at the exchange rate as of December 31, 2005). This amount included the US$16.5 million in taxes, fines and penalties for the 2002 tax year. This decision was upheld in two appellate instances. Consequently, the tax inspectorate’s final decision in respect of the 2002 tax audit was nulified and the amount of US$21.0 million (at the exchange rate as of December 31, 2005) was invalidated. The tax inspectorate may still appeal the decision with respect to the 2002 tax audit to the High Court of Arbitration and there can be no assurance that the High Court of Arbitration will not overturn the decisions taken in our favor by the lower courts. Based on the amount of the final decision for 2001 and 2002, we understand that the Ministry of Internal Affairs should review this matter and decide whether to initiate a criminal investigation against senior management of the Company.

After we issued our press release on December 8, 2004 in relation to the act with preliminary tax conclusions for 2001, our stock price fell by over 25.0% during a two day trading period. We subsequently received inquiries from U.S. regulators and exchanges seeking information in relation to trading in our stock prior to the issuance of the press release, and have responded to these inquiries.

In January 2006, the tax inspectorate commenced its inspection of our company for the years 2003 and 2004. There can be no assurance that the tax authorities will not claim on the basis of the same asserted tax principles or different tax principles that additional taxes are owed by VimpelCom or its subsidiaries for these or any other tax years or that the Ministry of Internal Affairs will not decide to initiate a criminal investigation. In addition, there can be no assurance whether or to what extent our company will be able to successfully offset the value added taxes in later years. The adverse resolution of these or other tax matters that may arise could have a material adverse effect on our business, financial condition and results of operations, including an event of default under our outstanding indebtedness.

MegaFon, a national telecommunications operator, may receive preferential treatment from the regulatory authorities and benefit from the resources of its shareholders, potentially giving it a substantial competitive advantage over us.

One of our national competitors is MegaFon. MegaFon is the only wireless service provider to hold licenses to provide GSM 900/1800 cellular communications service in all 88 administrative regions of the Russian Federation. In addition, MegaFon has instituted unified intra-network roaming tariffs within its group of companies and may introduce unified tariffs in each of the regions in which it operates. These factors may give MegaFon a competitive advantage over us, restrict our ability to expand into all of the regions of Russia and diminish the competitive advantage we hope to enjoy from our creation of a single, integrated national network. According to independent estimates, MegaFon’s nationwide market share of subscribers was approximately 18.1% as of December 31, 2005.

In the Moscow license area, we also compete with Closed Joint Stock Company “Sonic Duo,” or Sonic Duo, a wholly owned subsidiary of MegaFon. Sonic Duo received a dual band GSM-900/1800 license for the Moscow license area in May 2000, began providing roaming services in Moscow to subscribers of other wireless operators in the third quarter of 2001 and commenced operations in Moscow in late November 2001. Sonic Duo markets its services in Moscow under the MegaFon brand name. According to independent estimates, Sonic Duo had approximately 3.2 million subscribers in the Moscow license area as of December 31, 2005, representing a subscriber market share of approximately 14.0%. The entry of Sonic Duo into the Moscow license area also led to increased price competition among the GSM operators in Moscow.

MegaFon is reportedly owned by OJSC “Telecominvest” (31.3%), Sonera Holding B.V. (26.0%), OOO “CT Mobile” (25.1%), Telia International AB (6.37%), Telia International Management AB (1.73%), IPOC International Growth Fund Limited (8.0%) and OOO “Contact-C” (1.5%). It has been reported that OJSC “Telecominvest” is, in turn, owned 59.0% by FNH, S.A., which has been linked in the press to IPOC International Growth Fund Limited, 26.0% by TeliaSonera and 15.0% by Open Joint Stock Company “North West Telecom,” a subsidiary of Svyazinvest (which is effectively controlled by the Russian Government). Alfa Group acquired OOO “CT Mobile” in 2003 following the approval of our board of directors to the granting of consent by our company to Alfa Group’s acquisition. The consent contemplates that the parties will explore the possibility of a business combination between MegaFon and our company. According to press reports, the acquisition by Alfa Group is being disputed by some of MegaFon’s shareholders. Press reports have noted that in the past MegaFon received preferential treatment in regulatory matters and have pointed to the previous involvement of some government officials in entities related to MegaFon as potential reasons for such treatment. If MegaFon receives favorable treatment from government officials in the future or if our company is singled out for unfavorable treatment by government officials as a result of disputes between third parties, our business could be adversely affected.

Furthermore, our competitors have established and will continue to establish relationships with each other and with third parties. Current or future relationships among our competitors and third parties may restrict our access to critical systems and resources. New competitors or alliances among competitors could rapidly acquire significant market share. We cannot assure you that we will be able to forge similar relationships or successfully compete against them.

Increased competition and a more diverse subscriber base have resulted in declining average monthly service revenues per subscriber, which may adversely affect our results of operation.

While our subscribers and revenues have grown during the past few years, our average monthly service revenues per subscriber, or ARPU, has steadily decreased. ARPU declined from US$13.6 in 2003 to US$10.1 in

The following table shows our churn rates for the periods indicated:

As of December 31,

2005

2004

2003

Russia churn rate

30.4%

29.3%

39.3%

Kazakhstan churn rate

30.3%

19.0%

—

Total churn rate

30.4%

29.6%

39.3%

We believe that the slight increase in our churn rate in 2005 compared to 2004 is due to general market conditions. We believe that the significant decrease in our churn rate in 2004 compared to 2003 reflects the effects of an increasing proportion of our customer base coming from the regions of Russia and the CIS, which traditionally have lower chum rates than the Moscow license area, and our customer loyalty and retention marketing efforts over the past two years, including the rebranding of our “Beeline” brand name. We believe that the increase in our chum rate in Kazakhstan in 2005 compared to 2004 is the result of our major competitor in Kazakhstan, GSM Kazakhstan LLP, significantly decreasing the price of their tariff plans in the first half of 2005 and isolated problems with our dealer network in the beginning of 2005. We expect our chum rate in both Russia and Kazakhstan to remain stable during 2006.

Mergers and Recently Completed Acquisitions

On November 26, 2004, we completed the merger of VimpelCom-Region into VimpelCom.

On May 31, 2005, we completed the merger of KB Impuls into VimpelCom.

On June 22, 2005, our shareholders approved the mergers of the Merged Companies, Extel and Beeline-Samara into VimpelCom. On April 24, 2006, VimpelCom’s, the Merged Companies’, Extel’s and Beeline-Samara’s shareholders approved amendments to VimpelCom’s charter pursuant to Russian law. On April 28, 2006, we registered the amendments with the Russian tax inspectorate and completed the mergers for the Merged Companies. We expect to complete the mergers of Extel and Beeline-Samara into VimpelCom in the near term.

On July 13, 2005, we acquired approximately 84.4% of the outstanding shares of STM, which holds GSM-1800 and D-AMPS licenses for the territory of Sakhalin, for a total cash purchase price of approximately US$51.2 million. As a result of this acquisition, we secured entry to the mobile telephony market of Sakhalin, one of the regions within the Far East super-region where we do not have a super-region license to conduct cellular operations. We subsequently increased our stake in STM to 89.6%

On November 10, 2005, we acquired a 100.0% interest in URS, a Ukrainian cellular operator, from Karino Trading Limited, a British Virgin Islands limited liability company, and the following Cyprus limited liability companies: Grovepoint Trading Limited, Denistron Enterprises Limited, Casburt Traders & Investors Limited and Agartek Investments Limited for a total cash purchase price of US$231.2 million plus the assumption of approximately US$23.5 million in debt. URS has a GSM-900 license that covers the entire territory of Ukraine and a GSM-1800 license that covers 23 of Ukraine’s 27 administrative regions (excluding the City of Kyiv, the Kyiv Region, the Dnipropetrovsk Region and the Odessa Region). Our acquisition of URS is currently being challenged by Telenor. For a discussion of some of the risks associated with our acquisition of URS, please see the sections of this Annual Report on Form 20-F entitled “Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—We have a limited non-compete agreement with our strategic shareholders and our strategic shareholders may pursue different development strategies from us and one another in Russia, the CIS or other regions” and “Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—Our acquisition of URS is being challenged by Telenor and may be challenged by other parties.”

On November 10, 2005, URS entered into an agreement with Ericsson, a leading telecommunications equipment supplier, pursuant to which Ericsson agreed to purchase URS’s existing equipment for approximately US$52.6 million in cash. In exchange, URS agreed to purchase US$200.0 million in equipment and services from Ericsson within three years. At the same time, our company agreed with Ericsson that it will preserve the existing market share of Ericsson GSM equipment that it uses in agreed upon markets until such time as our company and our consolidated subsidiaries purchase a total of US$500.0 million in equipment and services from Ericsson at agreed upon pricing terms. The US$200.0 million of equipment to be purchased by URS from Ericsson will count toward the US$500.0 million in purchases under our company’s agreement with Ericsson.

On December 29, 2005, we acquired a 60.0% interest in Tacom, a cellular operator in Tajikistan, for a purchase price of US$11.1 million. A deferred payment of US$0.9 million will be payable one year from the date of purchase under certain specified circumstances. Tacom holds national GSM-900/1800, UMTS, CDMA 450 and AMPS licenses. In connection with our acquisition of Tacom, we entered into a shareholders agreement with the remaining shareholders of Tacom that grants us an option to acquire up to the entire remaining interest held by the shareholders under certain circumstances for a price specified in a prescribed formula.

On January 16, 2006, we acquired 100.0% of Buztel, which holds national GSM-900 and 1800 licenses that cover the entire territory of Uzbekistan, for a purchase price of US$60.0 million plus the assumption of approximately US$2.4 million in debt.

On February 9, 2006, we acquired 100.0% of Unitel, which holds national GSM-900 and 1800 licenses for Uzbekistan, for a purchase price of US$200.0 million plus the assumption of approximately US$7.7 million in debt.

Sale of Minority Interest in KaR-Tel

In accordance with our previously disclosed plans to involve a partner with local knowledge in KaR-Tel, on February 21, 2005, we entered into a share purchase agreement to sell a minority interest of 50.0% minus one share in KaR-Tel’s parent company, Limnotex, to Crowell, a Cypriot company beneficially owned and controlled by an owner and member of the board of directors of ATF Bank. The purchase price for the minority interest was US$175.0 million. In the second quarter of 2005, Crowell paid US$40.0 million in two initial deposits and in July 2005, Crowell paid the remaining US$135.0 million to our company. We completed the sale of the minority interest on August 22, 2005. In addition, we entered into a shareholders agreement with Crowell that, among other things, grants us a call option to re-acquire 25.0% minus one share of Limnotex at any time and an additional call option to re-acquire the remaining 25.0% share in Limnotex in the event of a deadlock at a shareholders meeting, in each case at a price based upon a prescribed formula.

Effects of Exchange Offer [To be updated upon completion of the exchange offer.]

At the same time as the Concurrent Offer, we are making an Exchange Offer for up to US$250.0 million in aggregate principal amount of Existing Notes. Under the terms of the Exchange Offer, we are offering to exchange (i) for each US$1,000 principal amount of Existing Notes validly tendered and not withdrawn by the Early Submission Deadline, US$1,000 principal amount of New Notes together with the Cash Consideration Payment which includes the Early Submission Payment and (ii) for each US$1,000 principal amount of Existing Notes validly tendered after the Early Submission Deadline, US$1,000 principal amount of the New Notes and the Cash Consideration Payment less the Early Submission Payment, plus in each case an amount in cash equal to the accrued and unpaid interest in respect of the Existing Notes validly tendered and accepted for payment, to (but excluding) the Settlement Date.

We will be required to record deferred financing costs relating to the Cash Consideration Payment (which includes the Early Submission Payment) connected with the Exchange Offer for the Existing Notes, and such deferred financing costs (together with the capitalized costs incurred in connection with this offering) will be amortized over the life of the New Notes. If the Exchange Offer is accepted in respect of US$250.0 million in aggregate principal amount of Existing Notes prior to the Early Submission Deadline, we will record approximately US$25.0 million of deferred financing costs relating to the Cash Consideration Payment. Such deferred financing costs would be amortized over 10 years, or US$2.5 million per year.

Reclassifications

On November 12, 2002, the second tranche of equity investments in VimpelCom-Region was completed when Alfa Group, Telenor and VimpelCom each purchased 1,462 common newly-issued shares for approximately US$58.5 million each. In addition, the preferred stock beneficially owned by Alfa Group was redistributed among Alfa Group, VimpelCom and Telenor so that each party owned the same percentage of the voting capital stock of VimpelCom-Region that each would have owned had the preferred stock not been issued to Alfa Group. On August 27, 2003, Alfa Group completed the third and final tranche of equity investment in VimpelCom-Region by purchasing 1,463 newly-issued common shares for approximately US$58.5 million.

Following the third tranche of Alfa Group’s equity investment in VimpelCom-Region, VimpelCom, Alfa Group and Telenor owned 55.3%, 29.8% and 14.9%, respectively, of the voting stock of VimpelCom-Region. Prior to the completion of the merger of VimpelCom-Region into VimpelCom, Telenor owned 28.98% and 25.0% plus 13 shares, respectively, of VimpelCom’s total common stock and total voting stock, and Alfa Group owned 13.05% and 25.0% plus two shares, respectively of VimpelCom’s total common stock and total voting stock.

Merger of VimpelCom-Region Into VimpelCom

On August 28, 2003, our board of directors recommended that our shareholders approve the merger of VimpelCom-Region into VimpelCom and issue new common shares in exchange for the 44.7% stake in VimpelCom-Region that, at the time, we did not own. These recommendations were submitted for shareholder approval at an extraordinary general meeting of shareholders of VimpelCom held in Moscow on October 24, 2003. The shareholders at the extraordinary general meeting approved the merger of VimpelCom-Region into VimpelCom, with more than 99.6% of the shares voted in favor of the merger and the related issuance of 10,948,821 new common shares. As interested parties to the proposed transactions, Alfa Group and Telenor were not eligible to vote on certain resolutions. On a fully diluted basis, the issue of new common shares of VimpelCom represented a 21.4% economic dilution to the shareholders of VimpelCom. The proposed exchange of shares reflected a valuation ratio of 0.91:1 between VimpelCom-Region and the rest of our company (predominantly our Moscow business), implying that 33.6% of VimpelCom’s market capitalization at that time was attributable to our 55.3% stake in VimpelCom-Region.

On April 16, 2004, our shareholders approved amendments to our charter pursuant to Russian law and on November 26, 2004, we completed the merger of VimpelCom-Region into VimpelCom. Under the terms of the merger, Telenor and Alfa Group received, respectively, 3,648,141 and 7,300,680 newly-issued common shares of VimpelCom in exchange for their combined 44.7% stake in VimpelCom-Region. According to recent SEC filings, Telenor owns approximately 26.6% and 29.9%, respectively, and Alfa Group owns approximately 32.9% and 24.5%, respectively, of our total voting stock and common shares.

Registration Rights

Alfa Group, Telenor and our company also entered into a registration rights agreement on May 30, 2001, which provides Alfa Group and Telenor with demand and piggyback registration rights with respect to our ADSs and shares of our common stock, but not with respect to any warrants or other securities convertible into or exchangeable for our common stock. Demand and piggyback registration rights may be assigned to permitted transferees and other persons who hold, in the aggregate, at least 25.0% plus one share of our voting capital stock.

Pursuant to the demand registration right, if we receive a written request from Alfa Group or Telenor to effect a registration of ADSs and/or shares of our common stock under the Securities Act the anticipated aggregate offering price of which exceeds US$20.0 million, we will (subject to certain exceptions), as soon as practicable after receipt of the demand, use our best efforts to effect a registration covering these securities. The registration rights agreement also provides that we will not, without the prior written consent of Alfa Group and Telenor, include any of our securities, or the securities of any other person, in any such registration.

Pursuant to the piggyback registration right, if we register any of our securities in connection with an underwritten offering and sale for cash, either for our own account or the account of another one of our shareholders exercising its demand registration right, then we will (subject to certain exceptions) include any ADSs and/or shares of our common stock that Alfa Group and/or Telenor requests to be included in that registration. Any single request made by Alfa Group or Telenor pursuant to its piggyback registration right may not exceed an aggregate of 50.0%

of the ADSs or our common stock that it owns at the time of such request, unless it holds less than 7.5% of our issued and outstanding common stock at such time. The piggyback registration right, however, is conditioned on Alfa Group or Telenor, as the case may be, owning or controlling at least 5.0% of our issued and outstanding common stock.

In addition, the rights and obligations of Alfa Group and Telenor, respectively, under the registration rights agreement (other than indemnification rights and obligations) will terminate on the date that such shareholder owns less than 5.0% of our issued and outstanding common stock.

Restrictions on Share Transfers; Non-Competition Agreement

In connection with the agreements signed on May 30, 2001, Alfa Group and Telenor agreed to certain transfer restrictions regarding shares of our company. These restrictions include a prohibition on transfers to direct competitors of our company.

In addition, subject to certain exceptions, Telenor and Alfa Group have agreed not to, and have agreed not to permit any of their respective controlled affiliates to, engage in wireless mobile telecommunications businesses in Russia or own or control, directly or indirectly, more than 5.0% of the voting capital stock of any person or company engaged in a wireless mobile telecommunication business in Russia, other than VimpelCom and our controlled subsidiaries and investments held prior to May 30, 2001. These restrictions apply to Telenor and Alfa Group so long as they own at least 25.0% plus one share of VimpelCom’s voting capital stock.

In August 2003, our board of directors approved the granting of consent by our company to Alfa Group’s purchase of an indirect 25.1% equity stake in the Russian cellular operator, MegaFon. The consent contemplates that the parties will explore a possible business combination between MegaFon and our company in the future.

Acquisitions from Telenor

During 2003, VimpelCom-Region acquired through two separate transactions 100.0% of the outstanding shares of StavTeleSot, the largest mobile telecommunications service provider in the Stavropol region, for an aggregate purchase price of approximately US$43.1 million. VimpelCom-Region acquired a total of 49.0% of these shares from Telenor. In addition, we agreed to extend a credit line to StavTeleSot in the amount of approximately US$9.2 million in order for StavTeleSot to repay a bank loan previously guaranteed by Telenor. Subsequent to the merger of VimpelCom-Region into VimpelCom on November 26, 2004, StavTeleSot became a wholly owned subsidiary of VimpelCom.

Acquisition of URS

On November 10, 2005, we acquired a 100.0% interest in URS from Karino Trading Limited, a British Virgin Islands limited liability company, and the following Cyprus limited liability companies: Grovepoint Trading Limited, Denistron Enterprises Limited, Casburt Traders & Investors Limited and Agartek Investments Limited We paid a total cash purchase price of US$231.2 million and assumed approximately US$23.5 million in debt. One of the members of our board of directors, Pavel Kulikov, was on the board of directors of Karino Trading Limited at the time of the acquisition. Our acquisition of URS is currently being challenged by Telenor. For a discussion of some of the risks associated with our acquisition of URS, please see the sections of this Annual Report on Form 20-F entitled “Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—We have a limited non-compete agreement with our strategic shareholders and our strategic shareholders may pursue different development strategies from us and one another in Russia, the CIS or other regions, which may hinder our company’s ability to expand and/or compete in such regions and may lead to a further deterioration in the relationship between our two strategic shareholders,” “Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—Our acquisition of URS is being challenged by Telenor and may be challenged by other parties” and “Item 3—Key Information—D. Risk Factors—The Telenor Nominees have alleged possible conflicts of interest arising from possible business relationships between the Alfa Group Nominees and the sellers of URS, and have alleged that our disclosure with respect to the URS acquisition has been inadequate.”

Board of Directors

Pursuant to our charter, our board of directors consists of nine directors, each of whom shall be elected for a one-year term. The directors in their entirety may be removed at any time and without cause by at least a majority vote of shareholders present at a shareholder meeting.

In accordance with the Russian Federal Law on Joint Stock Companies, the board of directors may decide any issue that does not require a shareholder vote. Pursuant to our charter, meetings of the board of directors require the presence of at least two-thirds of its members, including at least one member nominated by each shareholder owning at least 25.0% plus one of our voting shares. The charter provides that actions taken by the board of directors require the affirmative vote of at least a majority of its members unless otherwise specified in the charter, the procedural regulations of the board of directors or applicable law. However, the procedural regulations of the board of directors may not reduce the voting requirements specified in the charter or applicable law. The following decisions require the affirmative vote of at least two-thirds of all members of the board of directors:

recommending annual dividends to be paid on our common stock; and

approving the procedure for paying annual dividends on our common stock and preferred stock.

The following decisions require the affirmative vote of at least 80.0% of all members of the board of directors:

determining business priorities and approving strategic orientations as advised by the General Director and Chief Executive Officer;

approving, amending or terminating our internal documents, except for those documents that must be approved by the shareholders at a shareholder meeting;

acquiring or selling shareholdings in other enterprises;

approving the annual budget and the business plan, which must include the cost of new lines of business, and any amendments thereto;

approving any agreements beyond the limits of the approved budget and business plan; and

appointing and dismissing the General Director and Chief Executive Officer.

The power to determine directors’ compensation lies exclusively with the shareholders. Unless specifically authorized by the General Director, the directors do not have the power to borrow on our behalf.

We are currently involved in litigation with Telenor in connection with our acquisition of URS following the approval by our shareholders of the acquisition as an interested party transaction at the September 2005 EGM. Telenor asserts that, despite this approval by our shareholders, under our charter consummation of the acquisition also required the approval of at least eight out of nine members of our board. It is our view that consistent with our charter and applicable Russian law, the approval of eight out of nine members of our board for the acquisition of shareholdings in other enterprises is not required in those instances when the approval of the transaction as an interested party transaction falls within the competence of the shareholders’ general meeting. However, there can be no assurance that we will prevail in our litigation with Telenor. Please see “Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—We have a limited non-compete agreement with our strategic shareholders and our strategic shareholders may pursue different development strategies from us and one another in Russia, the CIS or other regions, which may hinder our company’s ability to expand and/or compete in such regions and may lead to a further deterioration in the relationship between our two strategic shareholders,” “Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—Our acquisition of URS is being challenged by Telenor and may be challenged by other parties” and “Item 4—Information on the Company—Legal Proceedings.”

Interested Party Transactions

We are required by Russian law and our charter to obtain the approval of independent disinterested directors or our shareholders for certain transactions with “interested parties.” Interested parties are defined by Russian law and include, generally, any persons able to issue mandatory instructions to us, members of our board of directors, our General Director and Chief Executive Officer, and any shareholder that owns (together with any affiliates) at least 20.0% of our voting shares, if such person or such person’s relatives or affiliates are:

a party to, or beneficiary of, a transaction with us, whether directly or as a representative or an intermediary;

the owner of at least 20.0% of the issued and outstanding voting shares of a legal entity that is a party to, or beneficiary of, the transaction with us, whether directly or as a representative or an intermediary; or

a member of the board of directors or an officer of a legal entity that is a party to, or beneficiary of, a transaction with us, whether directly or as a representative or an intermediary.

Due to the technical requirements of Russian law, these same parties may also be deemed to be “interested parties” with respect to certain transactions within our group and, therefore, certain transactions between companies within our group require interested party transaction approval.

Because we comply with the provisions of Russian law applicable to companies with more than 1,000 shareholders, the Russian Federal Law on Joint Stock Companies requires that interested party transactions be approved:

by at least a majority vote of all directors who are not “interested” in the transaction on these issues, excluding our General Director and Chief Executive Officer; or

by at least a majority vote of shareholders who are not “interested” in the transaction (i.e., by more than 50.0% of the votes held by all “disinterested” shareholders) if:

the value of the transaction is equal to 2.0% or more of the book value of our assets (calculated in accordance with Russian accounting standards);

the transaction involves the issuance of voting shares or securities convertible into voting shares in an amount exceeding 2,0% of our voting shares; or

all members of the board of directors are not eligible to vote.

Major Transactions

We are required by Russian law and our charter to obtain the unanimous approval of the members of the board of directors (whether or not present at the meeting) of transactions involving property worth more than 25.0% but not more than 50.0% of the book value of our assets, calculated in accordance with Russian accounting standards. In the event that we are unable to obtain such unanimous approval, we are required to obtain the approval of holders of at least a majority of voting shares present at a shareholder meeting. For transactions involving property worth more than 50.0% of the book value of our assets, calculated in accordance with Russian accounting standards, we are required to obtain the approval of holders of at least three-quarters of the voting shares present at a shareholder meeting.

Liquidation Rights

Under Russian law, the liquidation of a company results in its termination without the transfer of rights and obligations to other persons as legal successors. Pursuant to our charter, we may be liquidated:

by the affirmative vote of holders of at least three-quarters of the voting shares present at a shareholder meeting;

Euro denominated long-term debt, including current portion:

Variable rate (six-month EURIBOR, six-month EURIBOR plus 2.9%, 3.5%)

9.3 7.8 1.5 0.8 —   —   19.4 67.6

Tenge denominated short term debt, including current portion:

Fixed rate (7.0%)

34.4 —   —   —   —   —   34.4 —

Ruble denominated long-term debt, including current portion:

Fixed rate (9.9%)

104.2 —   —   —   —   —   104.2 108.1

Hryvnia denominated short-term debt. including current portion

15.2 —   —   —   —   —   15.2 —

Central Bank of Russia:

US$/Russian ruble exchange rate

—

—

—

—

—

—

28.7825

27.7487

Euro/US$ cross rate

—

—

—

—

—

—

1.1877

1.3626

Forward agreement to purchase Euro for U.S. dollars at a fixed rate of EURO 1.2089 per U.S. dollar.

2.1

—

—

—

—

—

2.1

6.5

Forward agreement to purchase Euro for U.S. dollars at a fixed rate of EURO 1.2079 per U.S. dollar

2.1

—

—

—

—

—

2.1

6.5

Forward agreement to purchase Euro for U.S. dollars at a fixed rate of EURO 0.9599 per U.S. dollar.

0.3

—

—

—

—

—

0.3

16.6

As of December 31, 2005, approximately US$605.5 million of our outstanding indebtedness bore interest at variable rates compared to US$200.4 million as of December 31, 2004.

The interest rate under the Sberbank credit lines for our company may change upon the occurrence of certain events. This potential change in the interest rate is not directly linked to the change in market interest rates. The following table provides information, as of December 31, 2005, about the maturity of our debt obligations for the periods indicated below, which are potentially subject to changes in interest rates.

Years Ended December 31,

At Dec. 31, 2005

At Dec. 31, 2004

2006

2007

2008

2009

2010

Thereafter

Vendor financing

—

—

—

—

—

—

—

24.9

Fixed rate

3.38%

—

—

—

—

—

—

—

Bank loans:

VimpelCom loans from Sberbank, U.S. dollar denominated

29.4

88.0

48.7

16.2

—

—

182.3

196.3

Fixed rate

8.5%

8.5%

8.5%

8.5%

—

—

—

—

Our cash and cash equivalents are not subject to any material interest rate risk.

ITEM 12. Description of Securities other than Equity Securities

Not required.

PART II

ITEM 13. Defaults, Dividend Arrearages and Delinquencies

None. [VIP to confirm.]

ITEM 14. Material Modifications to the Rights of Security Holders and Use of Proceeds

None. [VIP to confirm.]

ITEM 15. Controls and Procedures

As of the end of the period covered by this Annual Report on Form 20-F, an evaluation was carried out under the supervision and with the participation of our management, including our CEO and General Director and our Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives, and management necessarily applies its judgment in assessing the costs and benefits of such controls and procedures. Based upon and as of the date of the evaluation, our CEO and General Director and our Chief Financial Officer have concluded that our disclosure controls and procedures were effective in providing reasonable assurance that information required to be disclosed by us in our reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our CEO and General Director and our Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. These disclosure controls and procedures include our Disclosure Review Committee’s review, in close coordination with our Internal Audit Department, of the preparation of our Exchange Act reports. The Disclosure Review Committee also provides an additional check on our disclosure controls and procedures. [VIP to confirm.]

There were no changes in our internal controls over financial reporting identified in connection with an evaluation thereof that occurred during the period covered by this Annual Report on Form 20-F that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting. We note that during the period covered by this Annual Report on Form 20-F, one of our shareholders exercised its right under Russian law to directly convene an extraordinary general shareholders meeting of our company, or EGM, in order to obtain approval of the acquisition of URS by our company as an interested party transaction. This EGM took place in September 2005 and approved the acquisition. We implemented the decision of the EGM by acquiring URS in November 2005. For more information regarding this matter and the risks related thereto, please see the sections of this Annual Report on Form 20-F entitled “Item 4—Information on the Company—Legal Proceedings” and “Item 5—Operating and Financial Review and Prospects,” as well as the risk factors entitled “Item 3—Key Information— D. Risk Factors—Risks Related to Our Business—We have a limited non-compete agreement with our strategic shareholders and our strategic shareholders may pursue different development strategies from us and one another in Russia, the CIS or other regions, which may hinder our company’s ability to expand and/or compete in such regions and may lead to a further deterioration in the relationship between our two strategic shareholders,” “Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—Our acquisition of URS is being challenged by Telenor and may be challenged by other parties” and “Item 3—Key Information—D. Risk Factors—Risks Related to Our Business—The Telenor Nominees have alleged possible conflicts of interest arising from possible business relationships between the Alfa Group Nominees and the sellers of URS and have alleged that our disclosure with respect to the URS acquisition has been inadequate.”

ITEM 16A. Audit Committee Financial Expert

Our board of directors does not have an audit committee. We are required by Russian law and our charter to have an audit commission. See the section of this Annual Report on Form 20-F entitled “Item 6—Directors, Senior Management and Employees—C. Board Practices,” The board of directors has determined that Alexander Gersh, a member of our audit commission, is a “financial expert,” as defined in Item 16A of Form 20-F and “independent,”

License Area.+#

4.16.1 Amendment No. 1 to License No. 19979 for the lease of telecommunications channels for the territory of the Moscow License Area.+#

4.17 License No. 31114 for the provision of telematic services for the territory of the Northwest License Area.+^^

4.18 License No. 31115 for the provision of voice transmission communications services in the data transmission network for the territory of the Northwest License Area.+^^

4.19 License No. 31116 for the provision of data transmission services excluding voice data transmission for the territory of the Northwest License Area.+^^

4.20 License No. 35652 for the provision of data transmission services excluding voice data transmission for the territory of the Ural License Area.+^^

4.21 License No. 35653 for the provision of telematic services for the territory of the Ural License Area.+^^

4.22 License No. 35654 for the provision of voice transmission communications services in the data transmission network for the territory of the Ural License Area.+^^

4.23 License No. 31110 for the provision of data transmission services excluding voice data transmission for multiple territories throughout the Russian Federation.+^^

4.24 License No. 31111 for the provision of telematic services for multiple territories throughout the Russian Federation.+^^

4.25 License No. 31112 for the provision of voice transmission communications services in the data transmission network for multiple territories throughout the Russian Federation.+^^

4.26 License No. 28733 for the lease of telecommunications channels for multiple territories throughout the Russian Federation.+#

4.27 License No. 23785 for the lease of telecommunications channels for multiple territories throughout the Russian Federation.+#

4.28 License No. 22671 for the provision of telematic services for the territory of the Amur, Kamchatka and Khabarovsk License Areas.+##

4.29 License No. 19634 for the lease of telecommunications channels for the territory of the Kamchatka and Khabarovsk License Areas.+##

4.30 License No. 34056 for the lease of telecommunications channels for multiple territories throughout the Russian Federation.+^^

4.31 License No. 34540 for the provision of data transmission services excluding voice data transmission for the territory of the Amur, Kamchatka and Khabarovsk License Areas.+^^

4.32 License No. 36079 for the provision of local communications services excluding services provided through pay telephones and public access facilities for the territory of the Kamchatka and Khabarovsk License Areas.+^^

4.33 License No. 37169 for the long-distance and international communications services for multiple territories throughout the Russian Federation.+^^

4.34 License No. 23756 for the lease of telecommunications channels for the territory of the Sakhalin License Area.+^^

4.35 Form of Indemnification Agreement.††††

4.36 Primary Agreement, dated as of May 30, 2001, by and among VimpelCom, Telenor East Invest AS and Eco Telecom Limited.####

4.37 Registration Rights Agreement, dated as of May 30, 2001, by and among VimpelCom, Telenor East Invest AS and Eco Telecom Limited.####

4.37.1 Amendment No. 1 to Registration Rights Agreement, dated August 28, 2003, to Registration Rights Agreement, dated May 30, 2001, by and among VimpelCom, Telenor East Invest AS and Eco Telecom Limited.#

4.38 Guarantee Agreement, dated as of May 30, 2001, by and among Telenor ASA, as guarantor, and VimpelCom, VimpelCom-Region and Eco Telecom Limited, as beneficiaries.###

4.39 Guarantee Agreement, dated as of May 30, 2001, by and among CTF Holdings Limited, as limited guarantor, Eco Holdings Limited, as general guarantor, and VimpelCom, VimpelCom- Region and Telenor East Invest AS, as beneficiaries.####

[VIP to confirm that its interconnect agreements are not agreements on which its business is substantially dependent. If interconnect agreements are, in fact, agreements on which VIP’s business is substantially dependent, then VIP will need to attach them as exhibits under this Item 19.]

8. List of Significant Subsidiaries.^^

12.1 Certification of CEO pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, 15 U.S.C. Section 7241.^^

12.2 Certification of CFO pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, 15 U.S.C. Section 7241.^^

13.1 Certification of CEO and CFO pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350.^^

15.1 Letter dated April 6, 2006 from Arve Johansen, Henrik Torgersen and Fridtjov Rusten, addressed to David Haines

15.2 Consent of Ernst & Young LLC.^^

* Incorporated by reference to the Registration Statement on Form F-1 (Registration No. 333-5694) of Open Joint Stock Company “Vimpel-Communications.”

** Incorporated by reference to the Registration Statement on Form F-3 (Registration No. 333-12210) of Open Joint Stock Company “Vimpel-Communications.”

*** Incorporated by reference to the Annual Report on Form 20-F of Open Joint Stock Company “Vimpel-Communications” for the fiscal year ended December 31, 1997 (SEC File No. 1-14522).

**** Incorporated by reference to the Annual Report on Form 20-F of Open Joint Stock Company

Rider 14A

While our management believes this is the most practical approach to take under the circumstances, it is not clear whether there is any support for this approach in Russian law. The Telenor Nominees have asserted that because we currently do not have an approved budget or business plan, under the terms of our company’s charter, the affirmative vote of at least 80% of all members of the board of directors is required to approve any new agreement our company enters into. On the basis of legal advice from Akin Gump Strauss Hauer & Feld LLP and Baker Botts LLP, our management has taken the view that such provisions of the charter do not apply when there is no approved budget or business plan. In addition, with the exception of the decision to approve the 2006 budget and certain decisions with respect to interested party transactions, our management and our chairman are treating all decisions of the board of directors as simple majority decisions. It is possible that both approaches contravene our company’s charter and Russian law.

Rider 14B

, or that, if challenged, such actions will not be overturned by a Russian court. In addition, it is possible that our credit rating may be affected, because one or more rating agencies may conclude that there are no longer any operative financial controls in our company. It is also possible that one or more regulatory authorities may reach the same conclusion and commence enforcement action against our company and/or its senior officers.

Rider 14C

, that the acquisition of URS was expressly excluded from the scope of our board-approved budget and business plan for 2005,

Rider 16A

[describe exchange offer].

Rider 17A

[Please describe the status of this investigation. Also, please address statements made in the Russian press concerning alleged insider trading in the shares of VimpelCom during this time period and the statements made by Mr. Vyugin, the head of the FSFM, regarding his wish to investigate such trading].

Rider 99A

The beneficial owners of the sellers of URS were                             . We financed such purchase using                     . Our board-approved budget and business plan for 2005 expressly excluded any amounts for any such purchase in Ukraine.

Rider 142A

The beneficial owners of the sellers of URS were                             .

Rider 142B

We financed such purchase using                     . Our board-approved budget and business plan for 2005 expressly excluded any amounts for any such purchase in Ukraine.

Rider 155A

The Telenor Nominees have asserted that because we currently do not have an approved budget or business plan, under the terms of our company’s charter, the affirmative vote of at least 80% of all members of the board of directors is required to approve any new agreement our company enters into. On the basis of legal advice from Akin Gump Strauss Hauer & Feld LLP and Baker Botts LLP, our management has taken the view that such provisions of the charter do not apply when there is no approved budget or business plan. In addition, with the exception of the decision to approve the 2006 budget and certain decisions with respect to interested party transactions, our management and our chairman are treating all decisions of the board of directors as simple majority decisions. It is possible that both approaches contravene our company’s charter and Russian law. Our shareholders (including Telenor) or other parties may challenge the actions of management with respect to the operations of the company and/or any of its subsidiaries, including any transactions, during the period when there is no board-approved budget. Decisions of our management and board of directors taken on such basis may in future be subject to challenge and overturned by a Russian court. In addition, it is possible that our credit rating may be affected, because one or more rating agencies may conclude that there are no longer any operative financial controls in our company. It is also possible that one or more regulatory authorities may reach the same conclusion and commence enforcement action against our company and/or its senior officers.

Rider 168A

for US$231.2 million plus the assumption of approximately US$23.5 million in debt. We financed the purchase of URS using                             . Our board-approved budget and business plan for 2005 expressly excluded any amounts for any such purchase in Ukraine. At present, we do not have an approved budget or business plan for 2006. The Telenor Nominees have asserted that because we currently do not have an approved budget or business plan, under the terms of our company’s charter, the affirmative vote of at least 80% of all members of the board of directors is required to approve any new agreement our company enters into. On the basis of legal advice from Akin Gump Strauss Hauer & Feld LLP and Baker Botts LLP, our management has taken the view that such provisions of the charter do not apply when there is no approved budget or business plan. In addition, with the exception of the decision to approve the 2006 budget and certain decisions with respect to interested party transactions, our management and our

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chairman are treating all decisions of the board of directors as simple majority decisions. It is possible that both approaches contravene our company’s charter and Russian law. Our shareholders (including Telenor) or other parties may challenge the actions of management with respect to the operations of the company and/or any of its subsidiaries, including any transactions, during the period when there is no board-approved budget. Decisions of our management and board of directors taken on such basis may in future be subject to challenge and overturned by a Russian court. In addition, it is possible that our credit rating may be affected, because one or more rating agencies may conclude that there are no longer any operative financial controls in our company. It is also possible that one or more regulatory authorities may reach the same conclusion and commence enforcement action against our company and/or its senior officers.

Rider 176A

15.3 [Add URS Share Purchase Agreement]

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